Exhibit (l)

December 5, 2016

Stone Ridge Trust II 510 Madison Avenue 21st Floor New York, NY 10022

Re:	Stone Ridge Trust II –

Stone Ridge Reinsurance Risk Premium Interval Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Stone Ridge Trust II, a Delaware statutory trust organized in series (the “Trust”), solely in connection with the matters set forth herein. This opinion is being furnished to you at your request.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	the Amended and Restated Certificate of Trust of the Trust, filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 27, 2015 (the “Certificate of Trust”);

(b)	a Certificate of Good Standing with respect to the Trust issued by the Secretary of State, dated as of a recent date;

(c)	the Agreement and Declaration of Trust of the Trust, dated as of July 17, 2013, as amended and restated by the Amended and Restated Declaration of Trust, dated as of October 17, 2014 (as amended and restated, the “Declaration of Trust”);

(d)	the Bylaws of the Trust, effective as of July 17, 2013 (the “Bylaws”);

(e)	the Registration Statement on Form N-2 filed by the Trust with the U.S. Securities and Exchange Commission (the “Commission”) on or about December 5, 2016, (the “Registration Statement”), including a prospectus (the “Prospectus”) with respect to the one hundred eighty seven million (187,000,000) additional shares of beneficial interest (the “Shares”) of the series of the Trust designated as (i) Stone Ridge Reinsurance Risk Premium Interval Fund (the “Fund”); and

Stone Ridge Trust II

December 5, 2016

(f)	the certificate of an officer of the Trust, together with all exhibits attached thereto, certifying as to, among other things: (i) resolutions adopted by written consent of the Board of Trustees of the Trust on November 11, 2016 with respect to the Fund and the Shares (the “Resolutions”); (ii) the Declaration of Trust, the Bylaws and the Certificate of Trust; and (iii) certain other matters set forth therein.

The Certificate of Trust, the Declaration of Trust, the Bylaws, the Resolutions, the Registration Statement and the Prospectus are collectively referred to herein as the “Operative Documents”).

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) that each such documents is in full force and effect and has not been modified, supplemented or otherwise amended, except as referenced herein.

For purposes of this opinion, we have assumed (i) that the Declaration of Trust, the Bylaws and the Certificate of Trust are in full force and effect, will not be amended on or prior to the date of issuance of the Shares, and will remain in full force and effect when the Shares are issued by the Trust, (ii) that the Trust is, becomes, or will become prior to or within 180 days of the first issuance of beneficial interests in the Trust, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §80a-1 et seq.), (iii) the legal capacity of each natural person who is party to the documents examined by us, (iv) the due organization or due formation, as the case may be, and valid existence in good standing of each party (other than the Trust) to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (v) that each of the parties to the documents examined by us (other than the Trust) has and had the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vii) that the issuance, offer and sale of the Shares from time to time and the final terms of and

Stone Ridge Trust II

December 5, 2016

conditions of such issuance, offer and sale, including those relating to the price of the Shares to be offered, issued, and sold will be determined or otherwise established in accordance with the Operative Documents, (viii) the due submission of purchase orders to the Trust by the purchasers, (ix) the acceptance by the Trust of such purchase orders and the due issuance of the Shares to the purchasers in accordance with the Declaration of Trust and the Bylaws, (x) the payment by each purchaser of the Shares of the full consideration due from it for the Shares subscribed to by such purchaser, and (xi) that the appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, the purchasers will be maintained in the appropriate registers and other books and records of the Trust.

We have not participated in the preparation of the Registration Statement and Prospectus and assume no responsibility for their contents.

This opinion is limited to the law of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § et seq. (the “Act”)

2.	The Trust is authorized to issue the Shares.

3.	The Shares to be issued by the Trust, when sold in accordance with the terms, conditions, requirements and procedures set forth in the Operative Documents, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Opinion” in the Registration Statement. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Stone Ridge Trust II

December 5, 2016

Very truly yours,

SMITH, KATZENSTEIN & JENKINS, LLP

By:	/s/ Roger D. Anderson
Name: Roger D. Anderson